FOR IMMEDIATE RELEASE

Contact:

Keith Welty
816-713-8631
KAWelty@nationalbeef.com

October 10, 2006 (Kansas City, MO.) --- Due to prolonged negative industry margins, National Beef will reduce operating hours at its Dodge City and Liberal, Kansas processing plants from its normal 40-48 hours to approximately 37 hours per week. Tim Klein, President of National Beef commented, "Poor demand, tight supplies of cattle and the continued limited access to our export markets has facilitated these production cut-backs. We do not expect market conditions to improve for several months. We will make a concerted effort to keep our suppliers, customers and employees abreast of our reduced production schedule."

National Beef Packing Company, LLC is the nation's fourth largest beef processing company in the United States with a majority of its ownership held by beef producers. With sales exceeding $4.0 billion annually and 14 percent market share, National Beef processes and markets fresh beef, case-ready beef and beef by-products for domestic and international markets.

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